FOR IMMEDIATE RELEASE                                               Exhibit 99.1

Genesis HealthCare Contact:
---------------------------
Lori Zimmerman
Investor Relations
610-925-2000


                         GENESIS HEALTHCARE CORPORATION
                    REPORTS FIRST QUARTER FISCAL 2004 RESULTS

      o  9.5% Net Revenue Growth Over Prior Year Quarter

      o 23.6% Reduction in Nursing Agency Costs Per Patient Day From Prior Year Quarter

      o  $32.2 Million of Operating Cash Flow Generated


KENNETT SQUARE, PA -- (February 10, 2004) - Genesis HealthCare Corporation ("GHC") (NASDAQ:GHCI) today announced income from continuing operations of $7.6 million and net income of $6.0 million for the quarter ended December 31, 2003.

On a pro forma basis, assuming the December 1, 2003 spin-off of GHC from NeighborCare, Inc. occurred on October 1, 2003, income from continuing operations was $6.4 million or $0.32 per diluted share for the quarter ended December 31, 2003 (see pro forma financial information on page 10).

Both EBITDA and Adjusted EBITDA for the quarter ended December 31, 2003 were $29.5 million, compared to EBITDA and Adjusted EBITDA of $28.7 million and $27.6 million, respectively, for the comparable period in the prior year (see attached reconciliation on page 6).

GHC revenues for the quarter ended December 31, 2003 grew 9.5% to $371.2 million from $339.1 million in the comparable period in the prior year.

"We ended the quarter as a standalone company with strong financial performance and significant momentum," stated George V. Hager Jr., Chairman and Chief Executive Officer of GHC. "We are encouraged by a stabilizing reimbursement environment, led by the recovery of a portion of the `Medicare Cliff' funding lost last year and the postponement of the rehabilitation therapy caps. At the same time, we continue to focus on providing high quality care while beginning a process to identify and implement efficiencies and improve our balance sheet."

Financial Overview
Net revenue and EBITDA growth was principally driven by an increase in Medicare rates per patient day, which grew 11.8% to $347 for the quarter ended December 31, 2003 from $310 in the comparable period in the prior year. Medicare revenues increased as a result of the October 1, 2003 annual market basket adjustment and the implementation of a 3.26% rate adjustment to correct previous forecast errors, as well as higher Medicare patient acuity and census. In addition, revenue and EBITDA growth in the quarter ended December 31, 2003 of $12.2 million and $0.5 million, respectively, was attributed to the step acquisition of six eldercare centers, principally as a result of the ElderTrust transactions, that were not included in the comparable period in the prior year. Revenue and EBITDA growth was partially offset by the effect of payment limits or "therapy caps" on services provided by the rehabilitation therapy services segment, which were in place until December 8, 2003, and resulted in a significant decline in the EBITDA within this segment. The EBITDA of the rehabilitation therapy services segment declined in the current year quarter principally due to both the operational and financial impact of the therapy caps. Given the postponement of the therapy caps through December 2005 and a 1.5% increase in the Medicare Part B therapy fee schedule beginning January 1, 2004, management expects improvement in EBITDA of its rehabilitation therapy services segment next quarter.

Also in the quarter ended December 31, 2003, GHC made continued progress in reducing its reliance on costly temporary nurses, reducing agency labor costs by 23.6% on a per patient day basis from the comparable period in the prior year. Agency labor on a per patient day basis represented 6.6% of total nursing labor costs in the first quarter of 2004 compared with 9.0% in the same period in the prior year. Aggregate nursing labor costs grew 4.4% per patient day in the quarter ended December 31, 2003 versus the comparable period in the prior year.

From a liquidity and capital resources perspective, GHC ended the quarter with $114.3 million of cash, $196.0 million of working capital, $73.1 million of available borrowings under its revolving credit facility, and $461.8 million of indebtedness.

Reimbursement Update
At this time, subject to Congressional approval, it appears that the payment add-ons authorized in the Balanced Budget Refinement Act of 2000 may continue through fiscal 2005, as cuts related to Medicare Resource Utilization Group
(RUGS) refinement were not included in the President's budget introduction on February 2, 2004.

In November 2003, Congress passed the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which the President signed on December 8, 2003. The law extended the moratorium on implementing payment caps on Medicare Part B rehabilitation therapy services from December 8, 2003 through calendar year 2005. Extension of the moratorium removes a significant financial threat to GHC's therapy business for the short-term as GHC previously estimated that the therapy caps would reduce annual net revenues by approximately $18.9 million and EBITDA by approximately $4.9 million.

Effective October 1, 2003, CMS increased Medicare per diems by approximately 6.26% (3% increase in the annual update factor and a 3.26% upward adjustment correcting previous forecast errors). The estimated increase to GHC's Medicare payment rate for the 3.26% upward adjustment approximates $10 per patient day or about $10.0 million in revenues and EBITDA annually.

Other
   o GHC completed all of the previously announced transactions with ElderTrust. The ElderTrust transactions consist of purchases of previously leased eldercare centers and the restructuring of existing lease contracts.

   o On January 5, 2004, GHC acquired its joint venture partner's interest in two Massachusetts skilled nursing facilities, which were previously managed. GHC purchased the remaining 50% interest in one facility and 80% interest in the other for a total combined value of $6 million. The partnerships, which together operated 318 beds, had $6 million in working capital and $15.4 million in net property and equipment. Debt of the partnerships totaled $20 million, of which $7.5 million was assumed and the remaining $12.5 was repaid at closing.

Basis of Presentation
The accompanying financial statements through November 30, 2003 have been prepared on a basis which reflects the historical financial statements of GHC assuming the operations of NCI contributed in the spin-off were organized as a separate legal entity, owning certain net assets of NCI. Beginning December 1, 2003, the accompanying financial statements have been prepared on a basis which reflects the net operations of GHC as a stand alone entity. The allocation methodologies followed in preparing the accompanying financial statements prior to the December 1, 2003 spin-off may not necessarily reflect the results of operations, cash flows, or financial position of GHC in the future, or what the results of operations, cash flows or financial position would have been had GHC been a separate stand-alone entity for all periods presented.

Discontinued Operations
GHC accounts for discontinued operations, including assets held for sale, under the provisions of Statement of Financial Accounting Standards, No. 144 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 144"). Under SFAS 144, discontinued businesses including assets held for sale are removed from the results of continuing operations and presented as a separate line on the statement of operations. The net revenues and loss per share of GHC's discontinued operations for the three months ended December 31, 2003 were $9.3 million and $(0.08), respectively.

Conference Call
Genesis HealthCare Corporation will hold a conference call at 10:00 a.m. EST on February 11, 2004 to discuss results for the quarter. Investors can access the conference call by phone at (888) 428-4478 or live via webcast through the GHC web site at http://www.genesishcc.com, where a replay of the call will also be posted for one year.

About Genesis HealthCare Corporation
Genesis HealthCare (NASDAQ: GHCI) is one of the nation's largest long term care providers with over 200 skilled nursing centers and assisted living residences in 13 eastern states operating under the Genesis ElderCare banner. Genesis also supplies contract rehabilitation therapy to over 730 healthcare providers in 21 states and the District of Columbia.

Visit our website at www.genesishcc.com
                     ------------------

Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may", "target", "appears" and similar expressions. Such forward looking statements include, without limitation, statements regarding the performance of our rehabilitation therapy services segment next quarter, the effect of the spin-off on our operations, expected reimbursement rates, including RUGs changes, agency labor utilization, inflationary increases in state Medicaid rates and self-insurance retention limits. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; the expiration of enactments providing for additional government funding; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third party payors; competition in our business; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, and generate sufficient cash flow to meet operational and financial requirements; changes in interest expense; and an economic downturn or changes in the laws affecting our business in those markets in which we operate.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

                                      # # #

                                             GENESIS HEALTHCARE CORPORATION
                                      UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
                                      THREE MONTHS ENDED DECEMBER 31, 2003 AND 2002
                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                           Three months ended
                                                                                December 31, 2003     December 31, 2002
                                                                                -----------------     -----------------
Net revenues                                                                       $   371,212            $339,064
Operating expenses:
  Salaries, wages and benefits                                                         228,187             208,055
  Other operating expenses                                                             105,913              96,631
  Loss (gain) on early extinguishment of debt                                              173              (1,123)
Lease expense                                                                            7,411               6,784
Depreciation and amortization expense                                                   11,636               9,567
Interest expense                                                                         5,903               4,371
                                                                                   -----------            --------
Income before income tax expense, equity in net
  income of unconsolidated affiliates and
  minority interests                                                                    11,989              14,779
Income tax expense                                                                       4,863               5,763
                                                                                   -----------            --------
Income before equity in net income of unconsolidated
  affiliates and minority interests                                                      7,126               9,016
Equity in net income of unconsolidated affiliates                                          558                  71
Minority interests                                                                         (75)                  -
                                                                                   -----------            --------
Income from continuing operations                                                        7,609               9,087
Loss from discontinued operations, net of taxes                                         (1,603)             (4,398)
                                                                                   -----------            --------
Net income                                                                         $     6,006            $  4,689
                                                                                   ===========            ========

Pro forma per common share data (1):
Basic:
  Income from continuing operations                                                     $ 0.38
  Loss from discontinued operations                                                      (0.08)
  Net income                                                                            $ 0.30
  Weighted average shares                                                           19,898,150

Diluted:
  Income from continuing operations                                                $      0.38
  Loss from discontinued operations                                                      (0.08)
  Net income                                                                       $      0.30
  Weighted average shares                                                           19,910,300

--------------------------------------------------------------------------------
(1) - The computation of pro forma common share data assumes that the common shares of GHC distributed on December 1, 2003 in connection with the spin-off were outstanding since October 1, 2003.

                                     GENESIS HEALTHCARE CORPORATION
                                    FINANCIAL HIGHLIGHTS (UNAUDITED)

------------------------------------------------------------------------------------------------------
Reconciliation of net income to EBITDA and
 Adjusted EBITDA (in thousands)

                                                                      Three months ended December 31,
                                                                       2003                    2002
                                                                      -------                 -------
Net income                                                            $ 6,006                 $ 4,689
Add back:
  Loss from discontinued operations, net of taxes                       1,603                   4,398
  Equity in net income of unconsolidated affiliates                      (558)                    (71)
  Minority interests                                                       75                       -
  Income tax expense                                                    4,863                   5,763
  Interest expense                                                      5,903                   4,371
  Depreciation and amortization expense                                11,636                   9,567
                                                                      -------                 -------
EBITDA                                                                $29,528                 $28,717
  Gain on early extinguishment of debt (1)                                  -                  (1,123)
                                                                      -------                 -------
Adjusted EBITDA                                                       $29,528                 $27,594
                                                                      =======                 =======

------------------------------------------------------------------------------------------------------

(1) - The gain on early extinguishment of debt recognized in the 2002 period is the result of a negotiated discount on a mortgage loan liquidated by us at the request of the mortgage lender. We excluded this gain from the calculation of Adjusted EBITDA because management does not view such a gain as likely to occur in the foreseeable future, nor have we encountered a similar transaction in recent years. While we often may be interested in extinguishing certain of our mortgage loans by refinancing such loans with senior credit facility borrowings at more favorable rates of interest, because most of these mortgage loans require expensive prepayment penalties, it is often not economically feasible for us to do so. To have a mortgage lender approach GHC to extinguish mortgage debt so that we are able to negotiate favorable extinguishment terms is deemed by management to be an unusual event that is reasonably unlikely to occur within the next two years. The loss on early extinguishment of debt recognized in the 2003 period is the result of the early extinguishment of two mortgage loans and principally consists of the write-off of unamortized deferred financing fees. We did not exclude these aggregate losses from the calculation of Adjusted EBITDA because GHC has recognized similar losses in recent years and believes it is likely that similar losses will be recognized within the next two years.

                                                  GENESIS HEALTHCARE CORPORATION
                                                UNAUDITED CONDENSED BALANCE SHEETS
                                             DECEMBER 31, 2003 AND SEPTEMBER 30, 2003
                                                          (IN THOUSANDS)

                                                                                            December 31, 2003  September 30, 2003
                                                                                            -----------------  ------------------
Assets:
Current assets:
  Cash and equivalents, primarily restricted at September 30, 2003                             $  114,347          $    8,791
  Restricted investments in marketable securities                                                  29,820              29,320
  Accounts receivable, net                                                                        187,789             186,570
  Prepaid expenses and other current assets                                                        35,806              32,771
  Assets held for sale                                                                                  -               7,721
                                                                                               ----------          ----------
     Total current assets                                                                         367,762             265,173
                                                                                               ----------          ----------
Property and equipment, net                                                                       688,924             673,167
Assets held for sale                                                                               12,757              10,624
Restricted investments in marketable securities                                                    63,226              61,271
Other long-term assets                                                                             88,260              57,869
Identifiable intangible assets, net                                                                 1,952               2,242
Goodwill                                                                                            2,990               2,953
                                                                                               ----------          ----------
  Total assets                                                                                 $1,225,871          $1,073,299
                                                                                               ==========          ==========

Liabilities and Shareholders' Equity:
Current liabilities:
  Current installments of long-term debt                                                       $    4,495          $   12,039
  Accounts payable and accrued expenses                                                           137,435             126,118
  Current portion of self-insurance liability reserves                                             29,820              29,320
                                                                                               ----------          ----------
     Total current liabilities                                                                    171,750             167,477
                                                                                               ----------          ----------
Long-term debt                                                                                    457,354             254,193
Deferred income taxes                                                                               9,539                   -
Self-insurance liability reserves                                                                  40,646              37,093
Other long-term liabilities                                                                        25,193              33,975

Total shareholders' equity                                                                        521,389             580,561
                                                                                               ----------          ----------
  Total liabilities and shareholders' equity                                                   $1,225,871          $1,073,299
                                                                                               ==========          ==========

                                        GENESIS HEALTHCARE CORPORATION
                                  UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
                                     THREE MONTHS ENDED DECEMBER 31, 2003
                                                (IN THOUSANDS)

                                                                                           Three months ended
                                                                                           December 31, 2003
                                                                                           ------------------
Cash flows from operating activities:
   Net income                                                                                  $   6,006
   Net charges included in operations not requiring funds                                         17,721
   Changes in assets and liabilities:
     Accounts receivable                                                                          (2,525)
     Accounts payable and accrued expenses                                                        14,299
     Other, net                                                                                   (3,298)
                                                                                               ---------
   Net cash provided by operating activities                                                      32,203
                                                                                               ---------

Cash flows from investing activities:
   Capital expenditures                                                                           (7,806)
   Net purchases of restricted marketable securities                                              (2,454)
   Purchase of eldercare centers and lease amendments                                            (40,589)
   Sale of eldercare assets                                                                        7,129
   Other                                                                                             568
                                                                                               ---------
   Net cash used in investing activities                                                         (43,152)
                                                                                               ---------

Cash flows from financing activities (1):
   Repayment of long-term debt and payment of sinking
     fund requirements                                                                          (228,610)
   Proceeds from issuance of long-term debt                                                      410,000
   Debt issuance costs                                                                            (9,337)
   Net transactions with NCI, prior to the spin-off                                              (55,548)
                                                                                               ---------
   Net cash provided by financing activities                                                     116,505
                                                                                               ---------

Net increase in cash and equivalents                                                           $ 105,556

Cash and equivalents:
Beginning of period                                                                                8,791
                                                                                               ---------
End of period                                                                                  $ 114,347
                                                                                               =========

(1) - Net cash provided by financing activities includes approximately $400 million of net proceeds received in connection with the issuance of GHC's new financing arrangements, offset by the use of $218.5 million to repay indebtedness of NCI allocated to GHC, $10.1

                                       GENESIS HEALTHCARE CORPORATION
                                      FINANCIAL HIGHLIGHTS (UNAUDITED)

                                                                             Three months ended
Segment Data (dollars in thousands)                              December 31, 2003        December 31, 2002
                                                                -------------------       -----------------
Inpatient services
Revenue (1)                                                          $  332,708              $  301,530
EBITDA - $ (1)                                                           41,992                  30,167
EBITDA - %                                                                 12.6%                   10.0%
Rehabilitation therapy services (including intersegment amounts)
Revenue (1)                                                          $   45,609              $   47,656
EBITDA - $ (1)                                                            2,593                   7,847
EBITDA - %                                                                  5.7%                   16.5%

                                                                            Three months ended
Selected Operating Statistics                                   December 31, 2003         December 31, 2002
                                                                -----------------         -----------------

Occupancy                                                                  91.2%                   91.2%

Patient Days:
   Private and other                                                    340,980                 336,382
   Medicare                                                             257,229                 243,135
   Medicaid                                                           1,098,466               1,047,030
                                                                     ----------              ----------
   Total Days                                                         1,696,675               1,626,547
                                                                     ==========              ==========

Per Diems:
   Private and other                                                 $   204.16              $   201.77
   Medicare                                                              346.86                  310.19
   Medicaid                                                              154.19                  145.04

Nursing labor costs per patient day:
   Employed labor                                                    $    75.06              $    70.08
   Agency labor                                                            5.28                    6.91
                                                                     ----------              ----------
   Total                                                             $    80.34              $    76.99
                                                                     ==========              ==========

Inpatient Beds (end of period)
   Skilled Nursing - Owned / Leased                                      19,265
   Assisted Living - Owned / Leased                                       1,434
                                                                     ----------
   Total                                                                 20,699

Skilled Nursing - Jointly Owned / Managed                                 4,549
Assisted Living - Jointly Owned / Managed                                 1,254
                                                                     ----------
Total - (Unconsolidated)                                                  5,803

(1) - The revenue and EBITDA of our operating segments was impacted in the three months ended December 31, 2003 by a $1.9 million reduction in the pricing extended by our rehabilitation therapy services segment to our inpatient services segment.

                         GENESIS HEALTHCARE CORPORATION
               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS


The following unaudited pro forma condensed financial statement presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" in GHC's annual report on Form 10-K filed on February 4, 2004.

The following unaudited pro forma condensed consolidated statement of operations for the quarter ended December 31, 2003 is presented as if the spin-off of GHC occurred on October 1, 2003.

The unaudited pro forma condensed financial statement is presented for informational purposes only and is not necessarily indicative of what our financial position and results of operations actually would have been for the period presented if the spin-off occurred on October 1, 2003, nor does such financial statement purport to represent the results of future periods. The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable and are described in the notes accompanying the unaudited pro forma condensed financial statement. No changes in operating revenues and expenses have been made to reflect the results of any modifications to operations that might have been made had the spin-off of GHC been completed on the aforesaid effective date for purposes of the pro forma results.

                                           GENESIS HEALTHCARE CORPORATION
                               UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                        THREE MONTHS ENDED DECEMBER 31, 2003
                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                            Historical                    Pro Forma
                                                           -----------      --------------------------------------
                                                               GHC          Adjustments                   GHC
                                                           -----------      -----------                -----------
 Net revenues                                              $   371,212      $         -                $   371,212

 Expenses:
       Operating expenses                                      334,273                -                    334,273
       Lease expense                                             7,411                -                      7,411
       Depreciation and amortization expense                    11,636               88   (1)               11,724
       Interest expense                                          5,903            1,864   (2)                7,767
                                                           -----------      -----------                -----------


 Income before income tax expense,
   equity in net income of unconsolidated
   affiliates and minority interests                            11,989           (1,952)                    10,037

 Income tax expense                                              4,863             (761)  (3)                4,102
                                                           -----------          -------                -----------

 Income before equity in net income
   of unconsolidated affiliates and minority
   interests                                                     7,126           (1,191)                     5,935

 Equity in net income of unconsolidated affiliates                 558                -                        558

 Minority interests                                                (75)               -                        (75)
                                                           -----------      -----------                -----------
 Income from continuing operations                         $     7,609      $    (1,191)               $     6,418
                                                           ===========      ===========                ===========



 Per common share data:
   Basic:
       Income from continuing operations                   $      0.38                                 $      0.32
       Weighted average shares                              19,898,150                                  19,898,150

   Diluted:
       Income from continuing operations                   $      0.38                                      $ 0.32
       Weighted average shares                              19,910,300                                  19,910,300

See accompanying Notes to Unaudited Pro Forma Condensed Financial Statements.

                         GENESIS HEALTHCARE CORPORATION
         NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

General note:

       The unaudited pro forma condensed statement of operations reflects all adjustments that, in the opinion of management, are necessary to present fairly the pro forma results of operations for the three months ended December 31, 2003, assuming the spin-off occurred on October 1, 2003.

 (1) Represents the amortization of estimated deferred financing fees and expenses related to our new financing arrangements offset by reduced historical amortization of deferred financing fees written-off following the repayment of the existing indebtedness.

                                                                                                                  Three
                                                                                                               months ended
                                                                                                               December 31,
                                                                                                                   2003
                                                                                                            -------------------
                                                                                                              (in thousands)
       Historical financing fee amortization.........................................................       $               (54)
       New financing fee amortization................................................................                       142
                                                                                                            -------------------
                                                                                                            $                88
                                                                                                            ===================

 (2) Reflects the increase in estimated interest expense based upon the incurrence of incremental debt following the spin-off and an estimated weighted borrowing average rate of 6.8% following the spin-off. As a result, we would expect our interest expense to be as follows:

                                                                                                                  Three
                                                                                                               months ended
                                                                                                               December 31,
                                                                                                                   2003
                                                                                                            -------------------
                                                                                                              (in thousands)
       Pro forma interest expense ($461,849 at 6.8%).................................................       $             7,894
       Less:  interest allocated to discontinued operations..........................................                      (127)
       Less:  historical interest expense reported...................................................                    (5,903)
                                                                                                            -------------------
                                                                                                            $             1,864
                                                                                                            ===================

       Debt service under our new senior credit facility is based upon a variable interest rate that may fluctuate due to market conditions and / or our operating performance. A variance of 1/8% in variable rates of interest would change interest expense by approximately $58 thousand for the three months ended December 31, 2003.

 (3) Income tax expense is reported at an estimated effective tax rate of 39%.